WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        May 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                    5. Amount of     6. Owner-
                   2. Trans-                                         Securities      ship Form:
                     action                     4. Securities       Beneficially       Direct
      1. Title of     Date      3. Trans-      Acquired (A) or      Owned at End     (D) or In-     7. Nature of Indirect
        Security    (Month/    action Code     Disposed of (D)        of Month       direct (I)      Beneficial Ownership
       (Instr. 3)  Day/Year)   (Instr. 8)     (Instr. 3, 4 & 5)    (Instr. 3 & 4)    (Instr. 4)           (Instr. 4)
      -----------  ---------   -----------    -----------------    --------------    ----------     ---------------------
                               Code    V    Amount (A)or(D)  Price
                               ----    -    ------ --------  -----
     Class A        05/12/99    S            58,631    D    $53.68       16,406          I       By Margaret L. Keon 1990
     Common Stock                                                                                Personal Income Trust for
                                                                                                 the Benefit of Susan
                                                                                                 Tamara Keon DeWyngaert
                                                                                                 dated April 20, 1990

                    05/12/99    S            58,631    D     53.68       16,406          I       By Margaret L. Keon 1990
                                                                                                 Personal Income Trust for
                                                                                                 the Benefit of Joseph John
                                                                                                 Keon III dated
                                                                                                 April 20, 1990

                    05/12/99    S            58,631    D     53.68       16,406          I       By Margaret L. Keon 1990
                                                                                                 Personal Income Trust for
                                                                                                 the benefit of Katherine
                                                                                                 Stoddert Keon dated
                                                                                                 April 20, 1990

                    05/12/99    S            58,631    D     53.68       16,406          I       By Margaret L. Keon 1990
                                                                                                 Personal Income Trust for
                                                                                                 the Benefit of Lisa Anne
                                                                                                 Keon dated April 20, 1990

                    05/12/99    S            58,631    D     53.68       16,406          I       By Margaret L. Keon 1990
                                                                                                 Personal Income Trust for
                                                                                                 the Benefit of Margaret
                                                                                                 Lynley Keon Vitale dated
                                                                                                 April 20, 1990

                    05/12/99    S            58,631    D     53.68       16,406          I       By Margaret L. Keon 1990
                                                                                                 Personal Income Trust for
                                                                                                 the Benefit of Pamela Keon
                                                                                                 Vitale dated
                                                                                                 April 20, 1990

                    05/12/99    S               600    D     53.68      505,861          I       By Margaret Lumpkin Keon
                                                                                                 Trust dated May 13, 1978





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                            10.
                                                                                                  9.      Owner-
                                             5.                                                 Number     ship
                                           Number                                              of Deri-   Form of
                2.                        of Deri-                                              vative    Deriva-
        1.    Conver-                      vative         6.                                    Securi-    tive      11.
      Title   sion or                     Securi-        Date                                    ties     Secur-    Nature
        of     Exer-    3.                  ties         Exer-                                 Benefici-   ity:     of In-
     Deriva-   cise   Trans-              Acquired      cisable           7.                     ally     Direct    direct
       tive    Price  action      4.       (A) or         and          Title and        8.     Owned at   (D) or   Benefi-
      Secur-    of     Date     Trans-    Disposed      Expir-         Amount of     Price of   End of   Indirect    cial
       ity     Deri-  (Month/   action     of (D)        ation        Underlying    Derivative   Month      (I)     Owner-
     (Instr.  vative   Day/      Code    (Instr. 3,  Date (Month/     Securities     Security   (Instr.   (Instr.    ship
        3)   Security  Year)  (Instr. 8)   4 & 5)      Day/Year)    (Instr. 3 & 4)  (Instr. 5)    4)        4)    (Instr. 4)
     ------- -------- ------- ---------- ----------  ------------   --------------  ---------- --------- -------- ----------
                              Code   V    (A)   (D) Date    Expir- Title Amount or
                              ----   -    ---   --- Exer-   ation  ----- Number of
                                                    cisable Date         Shares
                                                    ------- ------       ---------




   SIGNATURE OF REPORTING PERSON(S):



   Margaret L. Keon
   By:  Steven L. Grissom
        Attorney in Fact



   Dated: June 9, 1999